UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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OncoSec Medical Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OncoSec Urges Shareholders to Focus on the Critical Benefits of CGP/Sirtex Transaction

Amid All the Noise of the Proxy Fight, It is Time to Go Back to the Basic Facts about Why the CGP/Sirtex Transaction Is Essential to the Company’s Future

Alpha Seems to be Trying to Gain Control of OncoSec on the Cheap

Vote on the WHITE Proxy Card, Regardless of Support for CGP/Sirtex Transaction, to Ensure Your Vote Counts

SAN DIEGO and PENNINGTON, N.J., January 31, 2020 – OncoSec Medical Incorporated (NASDAQ:ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today issued the following statement to its shareholders related to the upcoming Special Meeting to vote on the proposed strategic investment by and partnership (the “CGP/Sirtex Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”), and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”):

As we near the end of a long and contentious proxy fight, we want to urge shareholders to look back at the basic facts about this vote and the essential benefits of the CGP/Sirtex Transaction.

Back to the Basics: Approving the CGP/Sirtex Transaction is Critically Important

✓	The CGP/Sirtex Transaction provides a lifeline to the Company!
✓	The $30 million in financing OncoSec would receive through the CGP/Sirtex Transaction is urgently needed and is the best available option for the Company and you, our shareholders.
✓	Looking at the details shows that this is a no-brainer:

■	Provides financial certainty to shareholders.
■	Ensures full funding for OncoSec’s ongoing key clinical trials.
■	Eliminates the need to raise capital in a very challenging biotech market for the foreseeable future.
■	Funds OncoSec for the foreseeable future.
■	Creates a key new biopharma partnership with two established biopharma companies, CGP and Sirtex.

✓	At $2.50 per share, the CGP/Sirtex Transaction represents an approximately 25% premium over the average share price during the 20 days prior to announcement of the transaction on October 10, 2019.
✓	CGP and Sirtex would get three seats on the Company’s nine-person Board of Directors (the “Board”)—this is not control (unlike the offer made by Alpha Holdings, Inc. (“Alpha”) described below).
✓	The Board and OncoSec’s management believe so strongly in this deal that they gave up all their stock options in order to facilitate it!

Back to the Basics: Alpha’s Offer Would Give Alpha Control of the Company Before Alpha Provides a Single Cent of Much-Needed Financing

X	In our view, one would have to be foolish to forgo the CGP/Sirtex Transaction in favor of Alpha’s last-minute contingency-filled “proposal.”
X	Alpha’s offer would give Alpha control of the Company before Alpha provides ANY funding to the Company.
X	We fear that Alpha’s arguments and press releases are merely a smokescreen for its attempt to derail the CGP/Sirtex Transaction.

Back to the Basics: Independent and Well-Respected Proxy Advisory Firms Recommend Voting in Favor of the CGP/Sirtex Transaction

✓	Institutional Shareholder Services Inc. commented[1]: “(T)he company has made a compelling case that the financing is necessary and urgent…The proposed transaction also offers the advantage of a strategic partner with global experience. As such, support for the proposal is warranted.”

✓	Glass, Lewis & Co. commented: “[W]e ultimately believe the board has reasonably established that the current financing proposal is likely to be the best and most certain alternative available to [OncoSec] at this time.”

Back to the Basics: Vote on the WHITE Proxy Card to Ensure Your Vote Counts

✓	We are quickly approaching the Special Meeting.
✓	For those of you who have voted on the WHITE proxy card – thank you! You do not need to take any further action.
✓	If you want your vote to count – whether you support the CGP/Sirtex Transaction or not – vote on the WHITE proxy card. Alpha has said they might not submit votes received on their blue proxy card if they don’t like the potential results.
✓	You deserve a fair meeting where your vote counts!

If you have already voted on the WHITE proxy card, there is no need for you to take any further action at this time.

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

1 Permission to quote third parties was neither sought nor obtained. Underlining emphasis added by OncoSec.

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

# # #

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $2.1 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVOTM as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVOTM have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVOTM, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the CGP/Sirtex Transaction may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts:

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com